Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to Post Effective Amendment No. 1 to Form S-1 (No. 333-272488) Registration Statement of Tenon Medical, Inc. (the “Company”) of our report dated March 29, 2024, relating to our audit of the Company’s consolidated financial statements as of December 31, 2023, and for the year then ended, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts.”

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California
June 20, 2024